Crystal Rock Holdings, Inc. Postpones Annual Meeting

WATERTOWN, CT -- (Marketwire - April 12, 2013) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced today that, due to a technical defect with respect to its previously distributed proxy materials, it has canceled and will soon be rescheduling its Annual Meeting of Stockholders that was noticed for Wednesday, April 17, 2013 at 11:00 a.m. in Florida.

The Company said that, as a result of an internal review, it discovered on April 11, 2013 that the annual report to stockholders posted electronically as part of its proxy materials did not contain the Company's audited financial statements, due to an inadvertent clerical error. The Company's Annual Report on Form 10-K filed for Fiscal 2012 as filed with the SEC does, as required, contain those financial statements. The Company concluded that because its proxy solicitation had been technically deficient, it should re-notice the Annual Meeting, using a new record date, and commence a new solicitation with the corrected proxy materials.

Recognizing that some stockholders may have made plans to attend the scheduled Annual Meeting of Stockholders, the Company has decided that, despite the cancellation of the official stockholders' meeting, it would hold an informational meeting for any stockholders who wish to come to the intended site of the meeting on Wednesday, April 17, 2013 at 11:00 a.m., at the offices of Lamn, Krielow, Dytrych & Co., 500 University Boulevard, Suite 215, Jupiter, Florida.

"We certainly do not want to inconvenience stockholders who may have made plans to be in Florida for this meeting," said Peter Baker, CEO. "We had set aside time to talk to stockholders and listen to their comments and concerns on April 17, and we will still do that informally, even though the official stockholders' meeting will not take place that day. Obviously we regret any inconvenience that may have resulted from this change."

The Company expects to announce the date, time and location of the postponed Annual Meeting later this month.

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)," Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at www.crystalrock.com.

Contact:
Peter Baker
pbaker@crystalrock.com
Bruce MacDonald
bmacdonald@crystalrock.com
860-945-0661